Exhibit 21.1

List of Subsidiaries of MassRoots, Inc.

MassRoots Blockchain Technologies, Inc. – Delaware

Odava, Inc. – Delaware

DDDigital LLC – Colorado

MassRoots Supply Chain, Inc. – Delaware